EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

National Presto Industries, Inc.

Eau Claire, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-46711) of our reports dated March 17, 2008, relating to the consolidated financial statements and financial statement schedule of National Presto Industries, Inc, and the effectiveness of National Presto Industries, Inc’s internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007.

/s/ BDO Seidman, LLP

Milwaukee, Wisconsin

March 17, 2008